Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

China SXT Pharmaceuticals, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 (file number 333-252664) with SEC of China SXT Pharmaceuticals, Inc. and its subsidiaries and variable interest entity (collectively the “Company”) of our report dated July 15, 2022, relating to the consolidated financial statements which appears in China SXT Pharmaceuticals, Inc.’s Annual Report on Form 20-F/A for the year ended March 31, 2022 and 2021, filed with the Commission on May 19, 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

May 19, 2023

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us